Exhibit 99.5
[Letterhead of Lazard Frères & Co LLC]
We hereby consent to (i) the use of our opinion letter, dated May 7, 2006, to the Board of Directors of Fisher Scientific International Inc. (“Fisher”) included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 to be filed by Thermo Electron Corporation (“Thermo”) relating to the proposed merger between Fisher and Thermo and (ii) the references to such opinion and to our firm in such Joint Proxy Statement/Prospectus under the headings “Summary — The Merger — Opinions of Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — Fisher’s Reasons for the Merger; Recommendation of the Merger by the Fisher Board of Directors” and “The Merger — Opinions of Fisher’s Financial Advisors”. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Dated: June 6, 2006
LAZARD FRERES & CO. LLC

By:	/s/ Steven J. Golub

Steven J. Golub
Managing Director